Exhibit 4.3

BANDWIDTH.COM, INC.

BUY-SELL AGREEMENT

THIS BUY-SELL AGREEMENT (the “Agreement”) is made, entered into and effective as of the      day of                 , 2015, by and between Bandwidth.com, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (the “Stockholder”), and the Stockholder’s spouse.

RECITALS

WHEREAS, the Stockholder has acquired or may acquire shares of the Company’s Class A Voting Common Stock, $0.001 par value per share (the “Class A Common Stock” and, with the Class B Common Stock (as defined below), the “Company Stock”); and

WHEREAS, the Stockholder has acquired or may acquire shares of the Company’s Class B Non-Voting Common Stock, $0.001 par value per share (the “Class B Common Stock” and, with the Class A Common Stock, the “Company Stock”), pursuant to the terms and conditions of the Company’s 2010 Equity Compensation Plan (as amended from time to time, the “Plan”); and

WHEREAS, execution of this Agreement is a condition to the issuance of shares of Company Stock to the Stockholder under the Plan and that certain Stock Option Award Agreement of even date herewith between the Company and the Stockholder (the “Option Agreement”); and

WHEREAS, the Company and the Stockholder believe that it is in the best interests of the Company and the Stockholder to make provisions for the management and operation of the Company, the future disposition of shares of Company Stock and to restrict the transfer of shares of Company Stock in certain instances.

AGREEMENTS

In satisfaction of the foregoing recitals, and in consideration of the mutual agreements, covenants and conditions contained herein, and the issuance of shares of Company Stock to the Stockholder, the Company and the Stockholder agree as follows:

ARTICLE I

RESTRICTION ON THE TRANSFER OF SHARES

1.1 Restriction on Transfer. Except as expressly permitted pursuant to the terms and conditions of the Option Agreement and/or this Agreement, the Stockholder will not transfer any shares of Company Stock held or owned by him. For purposes of this Agreement, the term “transfer” will mean any voluntary or involuntary sale, assignment, pledge, encumbrance, gift or other transfer in any manner or by any means whatsoever (including, without limitation, by court order requiring transfer, by operation of law, by testamentary disposition, divorce, separation, equitable distribution or otherwise). With respect to any shares of Company Stock to which the Option Agreement may apply, the Stockholder will not transfer any shares of Company Stock without complying with the terms and conditions of the Option Agreement, including, without limitation, Sections 7, 8, 9 and 13 of the Option Agreement. Notwithstanding any terms or conditions of the Option Agreement to the contrary, the Stockholder will not transfer any shares of Company Stock to any person or entity that the Company’s Board of Directors reasonably determines is a competitor (or affiliated with a competitor) of the Company.

Without limiting the effect of the foregoing prohibition against transfers, any party receiving shares of Company Stock from or through the Stockholder in compliance with the terms of this Agreement will be bound by its terms and conditions to the same extent as the Stockholder.

The Stockholder acknowledges and agrees that the restriction on the transfer of Company Stock stated in this Section 1.1 and, with respect to any shares of Company Stock to which the Option Agreement may apply, the Option Agreement is reasonable because, among other things it: (a) protects the legitimate business purposes of the Company and the interests of all the stockholders; and (b) ensures that the Company will be able to control who may participate in the Company’s business.

1.2 Grant of Option to Purchase Shares at Certain Events. The Company will have the option (but not the obligation) to purchase or arrange the purchase of the Stockholder’s shares of Company Stock upon the occurrence of any of the following events (“Option Events”):

a.	The filing of a petition by the Stockholder for relief as debtor or bankrupt under the U.S. Bankruptcy Code or any similar federal or state law, or other reorganization, arrangement, insolvency, adjustment of debt or liquidation law affording debtor relief proceedings; or the commencement or consent to the filing of any such involuntary action thereunder against the Stockholder (which remains unstayed or effective for a period of sixty (60) days); or the assignment of the Stockholder’s shares or assets (or portion or interest thereof) for the benefit of creditors; or the allowance of such shares (or portion or interest thereof) to become subject to any lien, encumbrance, attachment, garnishment, charging order or similar charge;

b.	Any act or omission by the Stockholder constituting a dishonest, immoral, fraudulent or illegal act or omission if such act or omission causes or is reasonably likely to cause the business or financial and/or tax status of the Company or the Company’s stockholders to suffer damage (or such business or financial and/or tax status are threatened with damage by reason thereof); or any breach by the Stockholder of this Agreement or any employment, non-competition, non-disclosure and/or intellectual property agreement or similar arrangement between the Company and the Stockholder; or any breach or default by the Stockholder under any note or other evidence of indebtedness owing to the Company with respect to the purchase of shares of Company Stock;

c.	The transfer or attempted transfer to the Stockholder’s spouse pursuant to separation, divorce, equitable distribution or similar proceedings;

d.	The Stockholder’s employment with the Company is terminated:

(i)	voluntarily by the Stockholder;

(ii)	by the Company with Cause (as defined in the Option Agreement); or

(iii)	by the Company without Cause;

e.	The Stockholder’s delivery to the Company of notice of a Bona Fide Offer (as defined in the Option Agreement), which notice of such Bona Fide Offer will be accompanied by the information and materials described in the Option Agreement;

f.	The Stockholder’s death or disability;

g.	Any other transfer or attempted transfer by the Stockholder of his shares of Company Stock (or any portion thereof or interest therein) in violation of this Agreement and/or, with respect to any shares of Company Stock to which the Option Agreement may apply, the Option Agreement;

h.	The Stockholder’s marriage (or remarriage) after the date hereof if the Stockholder’s spouse has not executed a counterpart to this Agreement prior to such marriage, agreeing to be bound by the terms hereof and an Acknowledgement and Consent in the form attached hereto as Exhibit A; or

i.	The threat of occurrence, or the occurrence, of any event with respect to the Stockholder or his Company Stock that would result in the violation of applicable governmental regulations or loan requirements to the detriment of the Company or its stockholders, unless any such occurrence is susceptible to cure and is cured within a period of time which will avoid such termination or violation.

1.3 Procedure Upon Occurrence of Option Event.

a. Exercise. Upon the occurrence of any Option Event arising pursuant to Section 1.2(e) above, the terms and conditions of the Option Agreement will control. Upon the occurrence of any other Option Event, the Company will thereupon have the right to purchase (which right may be assigned by the Company in whole or in part to any other party) all, or any portion, of the Stockholder’s shares of Company Stock. Notwithstanding the foregoing, before the Company may exercise its option pursuant to Section 1.2(c), the Stockholder may first elect to purchase his spouse’s interest in the Company Stock owned by the Stockholder on the same terms and conditions as would be applicable to the Company’s purchase of such Company Stock. If the Stockholder does not elect to so purchase the Company Stock within fifteen (15) days after his spouse’s (or former spouse’s) interest in the Company Stock is established by appropriate proceedings, the Company will have the right to purchase such Company Stock at any time thereafter. If the Company wishes to exercise the right to purchase, it must give written notice of its intent to exercise the right to the Stockholder or the Stockholder’s representative within one hundred twenty (120) days after receiving actual notice of the Option Event, except for Option Events under Section 1.2(d), in which case the Company’s notice may be made at any time. The closing of the purchase and sale of shares pursuant to any option exercised by the Company hereunder will occur on a date specified by the Company, but in no event later than one hundred twenty (120) days after the Company gives the notice required by this Section 1.3(a). The exercise by the Company of any right hereunder will not result in a waiver of any other right or remedy which the Company or any other person may have against the Stockholder.

b. The per-share purchase price of any shares of Company Stock purchased under this Article I, and the terms of such sale, will be as specified under Section 1.4 below.

c. In the event of a proposed transfer under Section 1.2(e) above, if all of the Stockholder’s shares of Company Stock are not purchased in accordance with the Option Agreement, then the Stockholder may, subject and subordinate to satisfaction of the conditions enumerated in this Article I, convey such shares subject to the terms and conditions of the Buy-Sell Agreement; provided, however, that if such transaction is not closed within thirty (30) days after expiration of the Company’s right to exercise its options granted herein then all of the Stockholder’s shares of Company Stock will again become subject to the terms and conditions of this Agreement and Option Agreement.

1.4 Purchase Price and Terms.

a. Subject to the last sentence of this Section 1.4(a), upon the exercise of an option granted pursuant to this Article I, the purchase price for shares of Company Stock under this Article I will be the “fair market value” of the shares as agreed upon by the Company and the Stockholder. If the Company and the Stockholder cannot reach agreement on the fair market value of the shares, fair market value will be the amount most recently determined by the Board of Directors of the Company in good faith (if the Board of Directors has not determined the fair market value of its shares, the fair market value of the shares will be determined by a duly-qualified accountant or appraiser designated by the Company and the costs of such appraisal will be borne equally by the Company and the Stockholder). Notwithstanding the foregoing, (i) if the Option Event is pursuant to Section 1.2(e) above, the terms and conditions of the Option Agreement will control with respect to the establishment of the purchase price for shares of Company Stock; provided, however, that the Company may elect to pay for the shares on the terms set forth in Section 1.4(b) below; and (ii) the purchase price as determined above will be discounted by thirty percent (30%) in the event that the Option Event resulting in the purchase is described in Section 1.2(b), (d)(i), (d)(ii) or (g) in recognition of the material detriment thereof to the Company and other stockholders, and the Stockholder acknowledges and agrees that such discount will not constitute a penalty or liquidated damages or limit other remedies and recourse as may be available to the Company and other stockholders.

b. The Stockholder will be required to transfer unencumbered title to the shares subject to purchase hereunder. In consideration of the transfer of unencumbered title to the Stockholder’s shares of Company Stock, the purchaser will pay the purchase price in cash at closing or, at the purchaser’s sole option, as follows: ten percent (10%) at closing with the balance thereof amortized and paid in ten (10) equal consecutive annual installments of principal, plus interest, the first installment of which will be payable on the one (1) year anniversary date of the closing. The deferred payments, if any, will be evidenced by a promissory note executed by the purchaser and payable to the Stockholder, or his successor, which note will bear interest at a rate equal to the minimum rate necessary to avoid the existence of “total unstated interest” or to ensure that there is “adequate stated interest” on the date of closing under the applicable provisions of the Code.

1.5 Prohibition Against Pledge of Stock. The Stockholder will not pledge, hypothecate or grant a security interest in all or any part of his shares of Company Stock other than pledges, hypothecations or security interests granted to the Company in connection with loans to purchase such shares of Company Stock.

1.6 Prohibited Transfers Void. Any purported transfer of Shares of Company Stock held by the Stockholder which contravenes in any manner any provision of this Agreement will be wholly null and void, the Company will not register the transfer on the stock register of the Company and the shares in question will remain fully subject to the terms of this Agreement.

1.7 Binding on Successors. This Article I will bind and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns, including any transferees permitted under this Article I.

1.8 Consent by Transferee. In the event of any approved or properly executed transfer of shares of Company Stock owned by the Stockholder, there will be filed with the Company a written consent by the transferee to be bound by all of the terms and provisions of this Agreement. If such consent is not so filed, the Company will not recognize such transfer for any purpose. The Stockholder and the transferee will execute such further documents and take such further action as may be reasonably required by the Company to effectuate the transfer. All costs and expenses (including attorneys’ fees) relating to the transfer of shares of Company Stock will be borne by the Stockholder and the transferee.

1.9 Termination. The provisions of this Article I will terminate on the closing of a Public Offering (as defined in the Plan).

ARTICLE II

INSURANCE

2.1 Insurance. The Company may (but will not be required to) at any time become the applicant, owner and beneficiary of life insurance policies on the Stockholder. In the event such life insurance policies are taken out pursuant to this Agreement, the Company will give proof of payment of premium to the Stockholder whenever requested to do so after the policies are in effect. If the premium is not paid within ten (10) days after it is due, the insured will have the right to pay such premium. The Company will have the right to purchase additional insurance on the life of the Stockholder at its option. In the event such additional policies are purchased, the additional policies together with any policies originally purchased will be listed on Exhibit B attached hereto and made a part of this Agreement, along with any substitutions or withdrawals of life insurance policies subject to this Agreement. In the event the Company decides to purchase one or more life insurance policies either initially or additionally on the life of the Stockholder, the Stockholder hereby agrees to cooperate fully by performing all the requirements of the life insurer which are necessary conditions precedent to the issuance of such life insurance policies. The Company will be the sole owner of the policies issued to it and it may apply any dividends toward the payment of premiums.

ARTICLE III

BRING-ALONG RIGHTS

3.1 Notice. If other stockholders (“Selling Stockholders”) holding more than fifty percent (50%) of the Company Stock propose to sell, exchange or transfer (“Transfer”) all of their shares of Company Stock in a transaction (including, without limitation, a sale or merger) to be completed prior to the termination of this Agreement, a designee (“Designee”) of such Selling Stockholders may elect to deliver to the Stockholder a notice (“Transfer Notice”): (a) stating that the Transfer Notice is being delivered pursuant to this Article III and (b) setting forth all of the terms and conditions of the Transfer. The Stockholder will be required to offer in the proposed Transfer the number of shares of Company Stock listed in the Transfer Notice. For clarity, upon receipt of the Transfer Notice, the Stockholder will vote his or her shares of Company Stock in favor of any merger pursuant to the terms and conditions described in the Transfer Notice and will not exercise any appraisal rights, dissenter’s rights or other similar rights with respect to any such merger.

3.2 Bring-Along Transfer Rights. The Stockholder will Transfer all shares of Company Stock owned by him on the terms and subject to the conditions of the Transfer Notice (when and if the Selling Stockholders Transfer their shares of Company Stock in accordance with the Transfer Notice) including the time of Transfer, form of consideration and per-share transfer price.

3.3 Procedures; Expenses. Upon receipt of a Transfer Notice pursuant to Section 3.1, the Stockholder will promptly take all steps described in the Transfer Notice to effectuate the transfer of his shares of Company Stock listed in the Transfer Notice, including the furnishing of information customarily provided in connection with such a transfer and the execution of customary transfer documents, with customary representations and warranties regarding title to the securities and the absence of any liens or other encumbrances thereon. All expenses of the Transfer, if not paid by the proposed transferee, will be borne and paid ratably by all Selling Stockholders and the Stockholder in accordance with their percentage ownership of the Company Stock being sold.

3.4 Expiration of Right. The provisions of this Article III will expire on the closing of a Public Offering.

ARTICLE IV

VOTING AGREEMENT

4.1. Voting for Directors. The Stockholder agrees to vote for directors in accordance with this Agreement as provided in this Section 4.1. The Stockholder will appear in person, or by proxy, at any annual or special meeting of stockholders of the Company for the purpose of obtaining a quorum and will vote the shares of Company Stock owned by him or her, either in person or by proxy, at such meeting of stockholders called for the purpose of voting on the election of directors in a manner that will result in the election of David A. Morken and Henry R. Kaestner to the Board of Directors of the Company (the “Board”). The Stockholder will vote in any solicitation of written consents consistently with the foregoing. The Stockholder acknowledges and agrees that any shares of Company Stock that are Class B Common Stock do not have any right to vote for the election of the Board as of the date of this Agreement; the terms and conditions of this Section 4.1 will apply only if such Class B Common Stock subsequently may be reclassified or exchanged for shares of the Company’s capital stock which include voting rights.

ARTICLE V

MISCELLANEOUS

5.1. Effect of Issuance of Additional Stock. The parties hereto agree that all other capital stock of the Company now owned or hereafter acquired by the Stockholder is subject to the terms of this Agreement and the certificates evidencing such stock will have endorsed thereon the endorsement provided for in Section 5.4 below. It is understood and intended by the parties that the shares subject to this Agreement will include each and every share of stock of the Company of any class or series issued or reissued to the Stockholder under any circumstance, including but not limited to, by way of recapitalization, stock dividend, stock split, purchase or other change in corporate structure, and regardless of whether or not such shares contain the legends set forth in Section 5.4 below.

5.2 Acknowledgement of Spouse. The Stockholder agrees that he will have his spouse execute an Acknowledgement and Consent in the form attached hereto as Exhibit A and incorporated herein by reference. This obligation will apply to existing spouses and to any future spouse of the Stockholder.

5.3 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware.

5.4 Successors and Assigns; Legend. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. All certificates or instruments representing shares of Company Stock held by or issued to the Stockholder, whether now outstanding or subsequently issued, will be surrendered to the Company for endorsement or be endorsed by the Company prior to their issuance with legends, including the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE BLUE SKY OR SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION, OR AN EXEMPTION FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH ACT OR LAWS, OR UNLESS SUCH ACT OR LAWS DO NOT APPLY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS CONTAINED IN AN AGREEMENT BETWEEN THE COMPANY, THE INITIAL HOLDER HEREOF AND HIS OR HER SPOUSE, IF ANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON ACCEPTING SUCH INTEREST WILL BE DEEMED TO AGREE TO AND WILL BECOME BOUND BY ALL OF THE PROVISIONS OF SAID AGREEMENT.

5.5 Entire Agreement. This Agreement, the Option Agreement (and the Non-Disclosure Agreement (as defined in the Option Agreement), and the Plan constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.6 Severability. If any provision of this Agreement is determined by a court of appropriate jurisdiction to be invalid, illegal or unenforceable, it will to the extent practicable be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

5.7 Equitable Relief. The Stockholder acknowledges that a breach or violation of any of the terms, covenants or other obligations under this Agreement by the Stockholder will result in immediate and irreparable harm to the Company in an amount which will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to the Company. Therefore, the failure on the part of the Stockholder to perform all of the terms, covenants and obligations established by this Agreement will give rise to a right to the Company to obtain enforcement of this Agreement in any state or federal court by a decree of specific performance or appropriate injunctive relief prohibiting the violation of the terms of this Agreement. This remedy will be cumulative and in addition to any other remedy the Company may have.

5.8 Amendment and Waiver. No changes, alterations, amendments, modifications, additions or qualifications to the terms of this Agreement will be made or be binding unless made in writing and signed by the parties hereto.

5.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company upon any breach, default or noncompliance of the Stockholder or any transferee under this Agreement, will impair any such right, power or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Stockholder of any breach, default or noncompliance under this Agreement or any waiver on the Company’s or the Stockholder’s part of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law or otherwise afforded to the Company and the Stockholder, will be cumulative and not alternative.

5.10 Notices, etc. All notices and other communications required or permitted hereunder will be in writing and will be deemed effectively given upon personal delivery or upon confirmed delivery by facsimile or telecopy, or on the fifth day (or the tenth day if to a party with a foreign address) following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed: (a) if to the Stockholder, at the Stockholder’s address as set forth on the signature page attached hereto, or at such other address as the Stockholder will have furnished to the Company in writing and (b) if to the Company, at its principal office, or at such other address as the Company will have furnished to the Stockholder in writing.

5.11 Limitations Upon Company Obligations to Purchase. If the Company is purchasing any Company Stock hereunder and it cannot satisfy the conditions precedent to acquisition of its own shares under Delaware law, or is restricted from making such purchase under any agreement by which the Company is bound, the Company may purchase as many shares as it will have legal capacity to purchase and the purchase right hereunder will remain in effect as to any unpurchased shares. Any Company Stock which the Company is unable to purchase hereunder, because of the limitations stated in this section, will be held by the owner thereof subject to the provisions of this Agreement without in any way relieving the owner thereof of the duty to sell. The purchase price of such Company Stock will not change because of the deferred payment or purchase.

5.12 Titles and Subtitles; Gender. The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Throughout this Agreement, the masculine gender will include the feminine and neuter (and vice versa) and the singular will include the plural (and vice versa), whenever the context requires.

5.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. This Agreement will be binding upon all of the parties hereto notwithstanding that all parties may not have executed the same signature pages to this Agreement, and notwithstanding that the signature page to this Agreement as executed by a party hereto may not be identical to the signature page to this Agreement executed by certain other parties hereto.

5.14 Incorporation of Exhibits. All Exhibits and other documents attached to this Agreement (for purposes of this Section 5.14, “documents”) are hereby incorporated into this Agreement in full by reference as if set forth in this Agreement verbatim. Any reference to an Exhibit made in this Agreement will mean and refer to the Exhibit attached to this Agreement which is labeled as such Exhibit. The term “Agreement” as used throughout this Agreement will include, by definition, to the extent applicable, all documents attached hereto.

5.15 Stockholder Will. Stockholder agrees to include in his will a direction and authorization to comply with the provisions of this Agreement; provided, however, that the failure of Stockholder to so direct is executor will not affect the validity or enforceability of this Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, each of the undersigned has hereby executed this Agreement under seal (the individual party adopting the word “SEAL” as his seal) as of the date first set forth above.

STOCKHOLDER:

____________________________(SEAL)

Social Security Number

Address:

STOCKHOLDER’S SPOUSE:

____________________________(SEAL)

COMPANY:

BANDWIDTH.COM, INC.

By:
Name:
Title:

EXHIBIT A

STATE OF NORTH CAROLINA

ACKNOWLEDGEMENT AND CONSENT

COUNTY OF

THIS ACKNOWLEDGEMENT AND CONSENT (“Acknowledgement”) is dated to be effective as of the      day of                      , 200    , by                      (“Spouse”), in favor of her/his husband/wife,                      (“Participant”) and Bandwidth.com, Inc., a Delaware corporation (“Company”).

WHEREAS, Spouse is (or intends to become) a citizen and resident of the State of North Carolina and the county set forth above; and

WHEREAS, Spouse is the husband/wife of Participant; and

WHEREAS, Participant is currently the record and beneficial owner of                                                   shares of the Company’s capital stock (the “Shares”); and

WHEREAS, the Shares are subject to the terms and provisions of that certain Stockholders’ Agreement of the Company dated                      (as the same may be amended and modified from time to time, the “Stockholders’ Agreement”);

NOW THEREFORE, in consideration of the premises, TEN DOLLARS ($10.00), the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Spouse hereby agrees as follows:

1. Spouse acknowledges and agrees that Participant is the sole owner of the Shares and has been since his/her acquisition of the Shares.

2. Spouse acknowledges and understands that the Shares held by his/her husband/wife are subject to the terms of the Stockholders’ Agreement, a true and accurate copy of which is attached hereto as Annex I. Spouse acknowledges and agrees that the restrictions and obligations contained in the Stockholders’ Agreement are reasonable and necessary to (a) promote the mutual interests of the stockholders of the Company and their heirs and assigns, and (b) provide, under certain circumstances set forth in the Stockholders’ Agreement, restrictions on the transfer, and a market for the disposition, of the Shares which would not otherwise exist.

3. To the extent that Spouse has, may have or may hereafter acquire any interest in the Shares, or any other ownership interest in the Company, Spouse agrees to be bound by the terms and conditions of the Stockholders’ Agreement as if he/she were a party to the Stockholders’ Agreement from its original execution, including, but not limited to, restrictions on transfer or sale of the Shares, valuations to be placed on the Shares, either as an agreed or appraised value, and payment provisions thereunder; provided, however, that Spouse hereby waives any right that he/she may have to inspect or review for any purpose the books and records or any other information concerning the Company, its assets or its business.

4. Spouse acknowledges and agrees that this Acknowledgement will apply to the Shares and any other shares of the Company’s capital stock that Participant may hereafter acquire. Spouse further acknowledges and agrees that he/she has had a full opportunity to review this Acknowledgement and the Stockholders’ Agreement with legal counsel of his/her own selection and that she executes this Acknowledgement voluntarily.

IN WITNESS WHEREOF, the undersigned has executed this instrument under seal, adopting the word “SEAL” as his/her seal, as of the day and year first above written.

____________________________________(SEAL)
Name:

ANNEX I

Stockholders’ Agreement

(See attached)

EXHIBIT B

Insurance Policies